Exhibit 10.3

FIRST AMENDMENT

TO THE

SYSCO CORPORATION MIP RETIREMENT PROGRAM

Pursuant to the authority granted the Compensation Committee of the Board of Directors of Sysco Corporation (the "Compensation Committee") under Section 10.1 of the Sysco Corporation MIP Retirement Program (the "MIPRP"), effective June 29, 2013, the Compensation Committee hereby amends the MIPRP as follows:

1.	The first sentence of Section 4.5 of the MIPRP is hereby amended with the addition of the following clause as the conclusion of that sentence:

"; provided that, any election by a married Participant of a form of payment other than the Joint and Survivor Annuity shall be ineffective unless the Participant's  spouse has indicated consent by completing and signing the applicable spousal consent section of the payment election form that may be prescribed by the Administrative Committee."

2.	The third sentence of Section 6.4 of the MIPRP is hereby amended to read in its entirety as:

"The amount of such hypothetical retirement benefit shall equal the Participant's Vested Accrued Benefit as of his Retirement or Vested Separation date, reduced, for the period by which the first payment of the death benefit  precedes  the  Participant's   Normal  Retirement  Date,  by 5/9ths of one percent (1%) for each of the first sixty (60) calendar months, 5/18ths  of  one  percent (1%)  for  each  of  the next  sixty  (60)  calendar months and actuarially thereafter (using the assumptions for Actuarial Equivalence), adjusted, as applicable, to take into account the form of payment of such Participant's Retirement Benefit under Section 4.5 of this Program, without regard to the Participant's  election, if any, pursuant to Section 4.5."

IN WITNESS WHEREOF, this Amendment 2014-1 to the MIPRP has been executed as of this 20th day of February, 2014.

SYSCO CORPORATION

By: /s/ Russell Libby
Russell Libby, General Counsel